PRESS RELEASE

FOR IMMEDIATE RELEASE	For more information:
August 10, 2010	Stephanie Stout (219) 362-7511

LAPORTE SAVINGS BANK ANNOUNCES NEW DIRECTOR

LAPORTE -- The Boards of Directors for LaPorte Bancorp, Inc. (NASDAQ:LPSB); LaPorte Savings Bank, MHC; and The LaPorte Savings Bank are pleased to announce Robert Rose has joined their Boards of Directors effective August 10, 2010.
Mr. Rose has more than twenty-five years of financial industry experience, with emphases in strategic planning and investment and trust management.  He is the President of Harbour Trust & Investment Management Company in Michigan City, Indiana.  In addition, he is a Notre Dame graduate with a Bachelor’s of Science degree in Business Administration and a concentration in Accounting.  Throughout his career, he has remained a dedicated student of his profession. He has completed courses through: The American Institute of Banking, Northwestern University, The American Management Association, and Cannon Financial Institute.
Bob and his wife, Mary, live in Michigan City, Indiana, with their two children. For many years he was an instructor for Purdue University-North Central and The American Institute of Banking. He has demonstrated his commitment to community through volunteering his leadership skills to several organizations in Northwest Indiana over the course of his career.  He states, “The LaPorte Savings Bank is a well respected financial institution in our community and I look forward to assisting in their continued success by serving as an active board member.”
Paul Fenker, Board Chairman, states, “We are pleased to welcome Bob to the Board and look forward to his contributions.    His financial industry background and high level of professional and ethical standards will be assets as he takes on this role with our company.”
Lee Brady, LaPorte Savings Bank CEO states, “Mr. Rose will be an outstanding addition to the Board.  We look forward to his involvement as he joins us in this leadership capacity, and we are pleased to have attracted a strong board member that understands the needs of the communities we serve as well as those of our stockholders.”

LaPorte Bancorp, Inc. is the holding company for The LaPorte Savings Bank.  Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates eight full service locations in the LaPorte and Porter County regions of Northwest Indiana.  As a community-oriented savings bank, The LaPorte Savings Bank offers a variety of deposit and loan products to individuals and small businesses. Investors may obtain additional information about LaPorte Bancorp, Inc.  on the internet at www.laportesavingsbank.com, under Investor Relations.